Exhibit 1

SCHEDULE 13G JOINT FILING AGREEMENT

The undersigned and each other person executing this joint filing agreement with respect to the securities of Switch, Inc. (this "Agreement") agree as follows:

(i)       The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G in accordance with the Securities Exchange Act of 1934 and the regulations promulgated thereunder is attached and such schedule is filed on behalf of the undersigned and each other person executing this Agreement; and

(ii)       The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained herein; provided, however, that none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed, in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

DATED: February 13, 2019

3 Little Birds LLC
By: 3LB Administrative Trust
Its: Manager
	By:	/s/ John D. Kilpatrick
John D. Kilpatrick, its Trustee

3LB Administrative Trust

/s/ John D. Kilpatrick
John D. Kilpatrick, its Trustee

DK IV Limited Partnership
By: The 92270 Irrevocable Trust
Its: General Partner
	By:	/s/ John D. Kilpatrick
John D. Kilpatrick, its Trustee

The 92270 Irrevocable Trust
By:	/s/ John D. Kilpatrick
John D. Kilpatrick, its Trustee

/s/ John D. Kilpatrick
John D. Kilpatrick IV

/s/ Jennifer E. Kilpatrick
Jennifer E. Kilpatrick